                              EXHIBIT (a)(1)(XIII)

                          CANYON RESOURCES CORPORATION
                 AMENDED OFFER TO EXCHANGE AN EXERCISE PRICE AND
                          CERTAIN OUTSTANDING WARRANTS
                                       FOR
                         COMMON SHARES AND NEW WARRANTS

                                  July 25, 2003

              This amended offer to exchange (the "Offer") and the right to withdraw from this Offer expire at 5:00 p.m., Mountain Time, on August 6, 2003, unless we extend the Offer.

              Canyon Resources Corporation ("Canyon," "We" or "Us") is offering eligible persons the opportunity to exchange a cash exercise price (the "Exercise Price") and outstanding, unexercised warrants (the "Warrants") to purchase shares of Canyon common stock with an exercise price of $1.67 per share for Canyon common shares and new warrants (the "New Warrants").

              The Exercise Price is equal to $1.35 multiplied by the number of common shares obtainable upon exercise of the Warrants.

              The number of Canyon common shares that will be issued to a participant in the Offer will equal the number of shares that would be obtainable upon the exercise of the participant's Warrants.

              The New Warrants will have an exercise price of $1.67 per share and will be exercisable until September 30, 2004.

              "Eligible persons" are all holders of Canyon's outstanding
     Warrants.

              If you elect to exchange your Exercise Price and Warrants in the Offer, you will receive (i) a share certificate of Canyon common stock representing the number of shares obtainable upon an exercise of your Warrants, and (ii) a warrant certificate representing your New Warrants to acquire a corresponding number of Canyon common shares at an exercise price of $1.67 per share on or before September 30, 2004.

              Eligible persons may only tender an Exercise Price and Warrants for all or none of the outstanding, unexercised Warrants that they currently hold.

              This Offer is currently scheduled to expire at 5:00 p.m., Mountain Time, on August 6, 2003 (the "Expiration Date"). The Offer commenced on July 9, 2003 (the "Commencement Date").

              This Offer is not conditioned on a minimum number of Warrants being exchanged. Participation in the Offer is voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

              Although Canyon's Board of Directors has approved making this Offer, neither Canyon nor the Board of Directors makes any recommendation as to whether you should participate in the exchange. READ ALL THE ENCLOSED DOCUMENTS CAREFULLY, ESPECIALLY "CERTAIN RISKS OF PARTICIPATING IN THE OFFER" BEGINNING ON PAGE 8. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your Exercise Price and Warrants.

              Canyon common stock trades on the American Stock Exchange under the symbol "CAU." On July 23, 2003, the closing price of our common stock reported on the American Stock Exchange was $1.34 per share. WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

              You should direct questions about the mechanics of this Offer or requests for additional copies of the documents relating to this Offer to Richard H. De Voto, President (telephone 303/278-8464); email: rhdevoto@canyonresources.com) or Gary C. Huber, Vice President-Finance and Corporate Secretary (telephone: 303/278-8464; e-mail: ghuber@canyonresources.com). For questions regarding the financial or tax implications of this Offer, you should contact your own financial and tax advisors.

              SEE PAGES 11 THROUGH 12 FOR INSTRUCTIONS ON HOW TO TENDER YOUR EXERCISE PRICE AND YOUR WARRANTS.

              THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              We are not making this Offer to, and we will not accept any tender of Exercise Prices and Warrants from or on behalf of, Warrant holders in any jurisdiction in which the Offer or the acceptance of any tender of Exercise Prices and Warrants would not be in compliance with the laws, rules, regulations or policies of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any of these jurisdictions.

              WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR NOT EXCHANGE YOUR WARRANTS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE REFER. WE HAVE NOT AUTHORIZED ANY THIRD PARTY TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER.

                                TABLE OF CONTENTS

     Summary Term Sheet...................................................................................4

     Certain  Risks of Participating in the Offer.........................................................8

     The Offer

     1.   Eligibility.....................................................................................8
     2.   Exercise Price; Common Shares; New Warrants; Expiration Date....................................8
     3.   Purpose of the Offer............................................................................10
     4.   Procedures for tendering Exercise Price and Warrants............................................11
     5.   Withdrawal Rights ..............................................................................12
     6.   Acceptance of Exercise Price and Warrants for exchange and issuance of Common Stock and New Warrants..............................................................13
     7.   Conditions of the Offer.........................................................................14
     8.   Price range of shares underlying the Warrants and New Warrants..................................15
     9.   Source and amount of consideration; terms of New Warrants.......................................16
     10.  Information concerning Canyon Resources Corporation.............................................17
     11.  Interests of directors and officers; transactions and arrangements concerning the Warrants and Common Stock.................................................................17
     12.  Status of Warrants acquired by us in the Offer..................................................17
     13.  Legal matters; regulatory approvals.............................................................18
     14.  Material U. S. federal income tax consequences..................................................18
     15.  Extension of Offer; termination; amendment......................................................18
     16.  Fees and expenses...............................................................................19
     17.  Additional information..........................................................................19
     18.  Financial information...........................................................................20
     19.  Miscellaneous...................................................................................23

     SCHEDULE A, Information Concerning the Executive Officers and Directors of
     Canyon Resources Corporation.........................................................................24

                               SUMMARY TERM SHEET

              The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully this Offer as a whole because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer and the accompanying documents. For your convenience, we have included in this summary page, references to the remainder of this Offer where you can find a more complete description of the topics addressed in this summary.

     Q1. WHAT CONSIDERATION AND SECURITIES IS CANYON RESOURCES OFFERING TO EXCHANGE?

              We are offering to exchange:

                      - a cash Exercise Price and outstanding, unexercised Warrants to purchase shares of Canyon common stock with an exercise price of $1.67 per share expiring on September 30, 2003, in exchange for,

                      - shares of Canyon common stock and New Warrants to acquire Canyon common shares with an exercise price of $1.67 per share expiring on September 30, 2004.

              If you participate in the Offer:

                      - your Exercise Price will equal $1.35 multiplied by the number of shares of common stock obtainable upon exercise of your Warrants;

                      - the number of Canyon common shares that you will receive will be the number of shares of common stock obtainable upon exercise of your Warrants; and

                      - the number of common shares obtainable upon exercise of your New Warrants will equal the number of common shares formerly obtainable upon exercise of the Warrants that you exchange in the Offer.

     Q2.      WHO IS ELIGIBLE TO PARTICIPATE?

              You are eligible to participate if you are a holder of unexercised outstanding Warrants to acquire shares of Canyon common stock at an exercise price of $1.67 per share.

     Q3.      WHY IS CANYON MAKING THIS OFFER?

              The outstanding Warrants have an exercise price that is significantly higher than the current market price of our shares. By making this offer to exchange a new, lower exercise price and the outstanding Warrants for shares of common stock and the New Warrants, we hope to raise additional working capital to be used for general corporate expenses.

     Q4.      WHAT ARE THE CONDITIONS TO THE OFFER?

              The conditions are described in Section 7 of this Offer. This Offer is not conditioned on a minimum number of Warrants being exchanged. Participation in this Offer is voluntary. (Pages 13 - 15).

     Q5.      WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO CANCELLED WARRANTS?

              Yes. Once we have accepted your Exercise Price and Warrants that you have tendered, your Warrants will be cancelled and you will no longer have any rights under those Warrants.

     Q6. WHAT HAPPENS TO WARRANTS THAT I CHOOSE NOT TO EXCHANGE OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

              Warrants that are eligible for exchange that you chose not to exchange or that we do not accept for exchange remain outstanding until you exercise them or they expire by their terms, and they will retain their current exercise price and expiration date.

     Q7. WILL THE SHARES OF CANYON COMMON STOCK ISSUED UNDER THE OFFER BE REGISTERED AND FREELY TRADING SHARES?

              Yes. The shares of common stock to be issued under the Offer have been registered under the Securities Act of 1933, as amended, and will be freely trading shares. Our Prospectus dated July 9, 2003, covering the issuance of these shares is being provided to you along with this Offer to Exchange. YOU SHOULD READ THE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS' BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

     Q8. WILL THE NEW WARRANTS OR THE COMMON SHARES OBTAINABLE UPON EXERCISE OF THE NEW WARRANTS BE REGISTERED AND FREELY TRADABLE?

              No. Neither the New Warrants nor the common shares obtainable upon exercise of the New Warrants will be registered with the United States Securities and Exchange Commission or any applicable state securities authorities and they will not be freely tradable. The New Warrants will be non-transferable Warrants. Following completion of the Exchange Offer, Canyon will file a registration statement with the Securities and Exchange Commission to register your resale of the common shares obtainable upon exercise of the New Warrants, but there can be no assurance as to when or if such registration statement will be declared effective by the Securities and Exchange Commission. (Pages 8 - 9).

     Q9. WILL I HAVE TO PAY U.S. TAXES IF I EXCHANGE MY EXERCISE PRICE AND WARRANTS IN THE OFFER?

            You should not be required under current law to recognize income for U. S. federal income tax purposes at the time of the exchange.

     WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE EXCHANGE OFFER.

     Q10. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

              The Offer expires on August 6, 2003, at 5:00 p.m., Mountain Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will give written notice of the extension to all holders of outstanding Warrants no later than 6:00 a.m., Mountain Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 9).

     Q11.     HOW DO I EXCHANGE MY EXERCISE PRICE AND WARRANTS?

              If you decide to exchange funds representing your Exercise Price and Warrants, you must deliver to us, by 5:00 p.m., Mountain Time, on August 6, 2003 (or such later date and time as we may extend the expiration of the Offer),

                      - a properly completed and executed Election Form and any other documents required by the Election Form;

                      -    the warrant certificate representing your Warrants;
                           and

                      - funds representing your Exercise Price in the form of a certified check or wire transfer of funds.

              Your Election Form, your warrant certificate and certified check, if applicable, must be delivered to Richard H. De Voto at Canyon Resources Corporation. E-mail or fax response is not acceptable. If you wish to deliver your exercise price in the form of a wire transfer, please contact Richard H. De Voto at 303/278-8464.

              This is a one-time offer, and we will not accept late exercise of your exchange of Exercise Price and Warrants under any circumstances. We reserve the right to reject any or all of the Exercise Price and Warrants, that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will accept all properly exchanged Exercise Prices and Warrants. (Pages 11 - 15).

     Q12.     MAY I WITHDRAW A PREVIOUSLY EXCHANGED EXERCISE PRICE AND WARRANTS?

              You may withdraw your exchanged Exercise Price and Warrants at any time before the Offer expires at 5:00 p.m., Mountain Time, on August 6, 2003. If we extend the Offer beyond that time, you may withdraw your exchanged Exercise Price and Warrants at any time until the extended expiration of the Offer. To withdraw an exchanged Exercise Price and Warrants, you must deliver to us via facsimile or mail delivery a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the exchanged Exercise Price and Warrants. Once you have withdrawn your Exercise Price and Warrants, you may exchange an Exercise Price and Warrants only by again following the delivery procedures described above prior to the expiration of the Offer. The Notice to Withdraw should be delivered to Richard H. De Voto at Canyon Resources Corporation, whose contact information is provided on Page 11. (Pages 11 -
     13).

              PLEASE NOTE THAT IF YOU SUBMIT A NOTICE TO WITHDRAW FROM THE OFFER, YOU WILL NO LONGER PARTICIPATE IN THE OFFER.

     Q13.      WHAT DOES CANYON AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

              Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or not exchange your Exercise Price and Warrants. You must make an independent decision on whether or not to exchange your Exercise Price and Warrants. We strongly urge you to read "Certain Risks of Participating in the Offer" beginning on page 8 of this Offer. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, and financial and tax advisors.

     Q14.     TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

              For additional information or assistance on the mechanics of the Offer, you should contact Richard H. De Voto, President of Canyon Resources Corporation; (telephone: 303/278-8464; e-mail: rhdevoto@canyonresources.com) or Gary C. Huber, Vice President-Finance; (telephone: 303/278-8464; e-mail: ghuber@canyonresources.com). For questions regarding the financial or tax implications of this Offer, you should contact your own legal, financial and tax advisors.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those risks highlighted in our Prospectus dated July 9, 2003, under the heading "Risk Factors." A copy of our Prospectus dated July 9, 2003 is being provided to you along with this Offer to Exchange. You should carefully consider these risks and are encouraged to speak with your legal, financial and tax advisors before deciding whether to participate in the Offer.

         YOU SHOULD REVIEW SECTION 14 CAREFULLY FOR A MORE DETAILED DISCUSSION OF THE POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER. WE RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL LEGAL, FINANCIAL AND TAX ADVISORS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER WITH RESPECT TO THE LEGAL AND TAX CONSEQUENCES RELATING TO YOUR SPECIFIC CIRCUMSTANCES.


                                    THE OFFER

1.       ELIGIBILITY.

         Eligible persons may participate in this Offer. "Eligible persons" are all holders of Warrants to acquire shares of our common stock at an exercise price of $1.67 per share who hold their Warrants as of the Commencement Date and through the Expiration Date.

         Eligible persons may only tender an Exercise Price and Warrants for all or none of the outstanding, unexercised Warrants held by the eligible person.

         As of June 30, 2003, Warrants to purchase 1,602,860 shares of our common stock were issued and outstanding. This is 100% of the Warrants outstanding and eligible to be tendered in the Offer.

2.       EXERCISE PRICE; COMMON SHARES; NEW WARRANTS; EXPIRATION DATE.

         Your Exercise Price is equal to $1.35 multiplied by the number of shares obtainable upon the exercise of your Warrants.

         If you are an eligible person and elect to exchange an Exercise Price and Warrants in the Offer, you will receive

                 - a number of Canyon common shares equal to the number of common shares otherwise obtainable upon an exercise of the Warrants you have tendered for exchange, and

                 - New Warrants to purchase a number of Canyon common shares equal to the number of unexercised shares subject to the Warrants you are tendering. These New Warrants will have an exercise price of $1.67 per share but the term will be extended until September 30, 2004. All other terms and conditions of the New Warrants will be identical to those of the exchanged Warrants, except that (i) Canyon in its sole discretion, will be permitted to reduce the exercise price of such New Warrants at any time and for such periods of time as Canyon deems advisable, and (ii) the common shares obtainable upon exercise of the New Warrants will not be registered as described below.

         The shares of Canyon common stock that you will receive if you elect to participate in the Offer have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and will be freely trading shares. These common shares have been registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-3 on file with the Securities and Exchange Commission. A Prospectus dated
July 9, 2003 that is a part of the Registration Statement is being provided to you along with this Offer to Exchange. You should read the Prospectus carefully, especially the section entitled "Risk Factors," before you decide whether to participate in the Offer. Additional information that is included in the Registration Statement (File No. 333-89412), but not in the Prospectus, is available at the Securities and Exchange Commission's web site at http://www.sec.gov.

         Neither the New Warrants that you will receive if you elect to participate in the Offer nor any of the common shares to be acquired upon exercise of the New Warrants have been registered under the 1933 Act and neither the New Warrants nor the common shares to be acquired upon exercise of the New Warrants may be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under the 1933 Act or applicable state securities laws. Following the completion of the Offer, Canyon will file a registration statement with the Securities and Exchange Commission to cover your resale of the common shares to be acquired upon the exercise of the New Warrants, but there can be no assurance as to when or if such registration statement will be declared effective by the Securities and Exchange Commission.

         The New Warrants will be issued by Canyon in reliance upon the exemption from registration provided by Rule 506 of Regulation D promulgated under the 1933 Act. In connection with the establishment of this exemption, your Election Form will require you to certify certain matters to Canyon, including your continuing "accredited investor" status under Regulation D and your acknowledgment that the New Warrants and the common shares to be acquired upon exercise of the New Warrants are not registered under applicable securities laws. You should read the Election Form carefully before deciding whether to participate in the Offer.

         The Expiration Date is 5:00 p.m., Mountain Time, on August 6, 2003, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 of this Offer for a description of our rights to extend, delay, terminate or amend the Offer.

         We will inform you in writing if we:

                 - increase or decrease the Exercise Price or the amount of consideration offered for the Warrant, or

                 - increase or decrease the number of Warrants eligible to be tendered in the Offer.

         If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of any increase or decrease of the kind described above is first published, sent or given in the manner specified in Section 15 of this Offer, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of such notice.

         We will also notify you of any other material change in the information contained in this Offer in the manner required by applicable law.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.       PURPOSE OF THE OFFER.

         The outstanding Warrants have an exercise price that is significantly higher than the current market price of our shares. By making this offer to exchange a new, lower Exercise Price and the outstanding Warrants for shares of common stock and the New Warrants, we hope to increase our working capital to be used for general corporate purposes.

         Except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

                 - any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our material subsidiaries; provided, that on an ongoing basis, we evaluate such opportunities. At present, we have no definitive plans or proposals relating to any such opportunities.

                 - any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

                 - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                 - any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

                 - any other material change in our corporate structure or business;

                 - our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association (other than as specified in "Risk Factors" in our Prospectus dated July 9, 2003 which has been provided to you with this Offer);

                 - our common stock becoming eligible for termination of registration pursuant to Section 12(g) (4) of the Securities Exchange Act of 1934, as emended (the "Exchange Act");

                 - the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

                 - the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

                 - any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither Canyon nor Canyon's Board of Directors makes any recommendation as to whether you should tender or not tender your Exercise Price and Warrants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, financial and tax advisors. You must make an independent decision whether or not to tender your Exercise Price and Warrants for exchange.

4.       PROCEDURES FOR TENDERING EXERCISE PRICE AND WARRANTS.

         Proper Tender of Exercise Price and Warrants.

         To validly tender your Exercise Price and Warrants through the Offer, you must, in accordance with the terms of the Election Form, wire transfer or deliver a certified check to us for the Exercise Price and properly complete, execute and deliver the Election Form and the warrant certificate representing your Warrants to us at:

                          Canyon Resources Corporation
                          Attention: Richard H. De Voto
                          14142 Denver West Parkway, Suite 250
                          Golden, Colorado 80401
                          Telephone:        303/278-8464
                          Fax:              303/279-3772

         We must receive all of the required documents and funds before 5:00 p.m., Mountain Time, on August 6, 2003, unless we extend the Offer period.

         The Election Form must be signed and dated and must specify:

                      - the name of the Warrant holder who tendered the Exercise Price and the Warrants;

                      -    the Exercise Price, and

                      - the total number of unexercised warrant shares subject to your Warrants to be tendered.

         Except as described in the following sentences, the Election Form must be executed by the Warrant holder who tendered the Exercise Price and the warrant certificate evidencing the Warrants. If the Warrant holder's name has legally been changed since the signing of the warrant certificate, the Warrant holder must submit proof of the legal name change. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Election Form.

         YOU MAY WITHDRAW YOUR TENDERED EXERCISE PRICE AND WARRANTS AT ANY TIME PRIOR TO THE EXPIRATION DATE, IN ACCORDANCE WITH SECTION 5 OF THIS OFFER. THE DELIVERY OF ALL DOCUMENTS INCLUDING ELECTION FORMS, ANY NOTICES TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR SOLE RISK. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE INTEND TO CONFIRM RECEIPT OF YOUR EXERCISE PRICE AND ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER VIA FAX OR E-MAIL WITHIN TWO BUSINESS DAYS OF RECEIPT. IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR EXERCISE PRICE AND ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER.

         Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Exercise Price and Warrants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of Exercise Price or Warrants that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer (provided, that any such waiver of a condition shall apply to all warrant holders) or any defect or irregularity in any tender of any particular Exercise Price or Warrant or for any particular Warrant holder. No tender of Exercise Price and Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the Offer period.

         Our Acceptance Constitutes an Agreement.

         Your tender of Exercise Price and Warrants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR EXERCISE PRICE AND WARRANTS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN CANYON AND YOU UPON THE TERMS OF THE OFFER AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the Offer, discussed in Section 15 of this Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Exercise Prices and Warrants that have not been validly withdrawn.

         Rescission of Certain Terms of Election Form

         In the Election Form delivered to you along with our Offer to Exchange dated July 9, 2003, we required you to acknowledge and certify that you had read the terms of the Offer to Exchange, including the instructions to the Election Form. We hereby rescind any such requirement, regardless of whether you have executed or will execute the Election Form containing such representations.

5.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered Exercise Price and Warrants in accordance with the provisions of this Section 5 of this Offer.

         You may withdraw your tendered Exercise Price and Warrants at any time before 5:00 p.m., Mountain Time, on August 6, 2003. If we extend the Offer beyond that time, you may withdraw your tendered Exercise Price and Warrants at any time until the extended expiration of that Offer.

         If we have not accepted your tended Exercise Price and Warrants by 5:00 p.m., Mountain Time, on August 6, 2003, you may withdraw your tendered Exercise Price and Warrants at any time thereafter.

         To validly withdraw a tendered Exercise Price and Warrants, you must deliver via facsimile or mail delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered Exercise Price and Warrants.

          Except as described in the following sentences, the Notice to Withdraw from the Offer must be signed by the Warrant holder who tendered the Exercise Price and Warrant to be withdrawn exactly as the Warrant holder's name appears on the warrant certificate evidencing the Warrants. If the Warrant holder's name has legally been changed since the signing of the warrant certificate, the Warrant holder must submit proof of the legal name change. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice of Withdrawal or the new election.

         You may not rescind any withdrawal. If you change your mind again, you must re-tender the Exercise Price and Warrants before the Expiration Date by following the procedures described in Section 4 of this Offer.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw from the Offer and new Election Forms. Our determination of these matters will be final and binding.

         THE DELIVERY OF THE EXERCISE PRICE, ALL DOCUMENTS, INCLUDING ELECTION FORMS, AND WARRANT CERTIFICATES, ANY NOTICES TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR SOLE RISK. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE INTEND TO CONFIRM RECEIPT OF YOUR EXERCISE PRICE, WARRANT CERTIFICATE AND ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER VIA FACSIMILE OR E-MAIL WITHIN TWO BUSINESS DAYS OF RECEIPT. IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR EXERCISE PRICE, WARRANT CERTIFICATE, ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER.

6. ACCEPTANCE OF EXERCISE PRICE AND WARRANTS FOR EXCHANGE AND ISSUANCE OF COMMON STOCK AND NEW WARRANTS.

         Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange Exercise Prices and Warrants and cancel warrant certificates representing Warrants properly tendered for exchange and not withdrawn before the Expiration Date. If your Exercise Price and Warrants are properly tendered by you for exchange and accepted by us, your Warrants will be cancelled as of the date of our acceptance, which we anticipate will be August 6, 2003. Promptly after expiration of the Offer, we will issue to you a share certificate representing the appropriate number of common shares and a New Warrant Certificate representing the appropriate number of New Warrants. If the Offer is withdrawn or if, at the Expiration Date, we do not accept the tender of your Exercise Price and Warrants, we will promptly return to you your Exercise Price and the warrant certificate that you have tendered.

         We will not accept partial tenders of an unexercised portion of an eligible Warrant. Accordingly, eligible persons may only tender all of their unexercised Warrants or none of those Warrants.

         Within two business days of the receipt of your Exercise Price, warrant certificate and Election Form or your Notice to Withdraw from the Offer, Canyon intends to e-mail or fax a confirmation of receipt to you. However, this is not by itself an acceptance of your Exercise Price and Warrants for exchange. For purposes of the Offer, we will be deemed to have accepted Exercise Prices and Warrants for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the Warrant holders of our acceptance for exchange of such Exercise Prices and Warrants, which notice may be made by fax or e-mail.

7.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we will not be required to accept any Exercise Prices and Warrants tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance of any Exercise Price and Warrants and cancellation of any Warrants tendered for exchange, in each case subject to Rule 13e-4(f) (5) under the Exchange Act, if at any time on or after the Commencement Date, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

         - there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer;

         - an order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer;

         -    there shall have occurred:

                  - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

                  - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

         - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

         - in our reasonable judgment, any extraordinary or material adverse change in U. S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Market Index or the Standard & Poor's 500 Index from the date of commencement of the Offer;

         - the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or

         - if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

-    as the term "group" is used in Section 13(d)(3) of the Exchange Act:

         - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the Commencement Date;

         - any such person, entity or group which had publicly disclosed such ownership prior to such dates shall acquire additional common stock constituting more than 2% of our outstanding shares; or

         - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of Exercise Price and Warrants;

         - a tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

         - any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership.

If any of the above events occur, we may:

         - terminate the Offer and promptly return all tendered Exercise Prices and Warrants until the extended Offer expires;

         - complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered eligible Exercise Prices and Warrants until the extended Offer expires;

         -    amend the terms of the Offer; or

         - waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

         The conditions to the Offer are for Canyon's benefit. We may assert them in our reasonable judgment regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our reasonable judgment, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.       PRICE RANGE OF SHARES UNDERLYING THE WARRANTS AND NEW WARRANTS.

         The shares underlying your Warrants and the shares that will underlie the New Warrants are currently traded on the American Stock Exchange (AMEX), under the symbol "CAU." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by AMEX.

FISCAL YEAR 2003                                                       HIGH             LOW
         Quarter ended June 30, 2003                                   $1.59            $1.14
         Quarter ended March 31, 2003                                  $1.61            $1.09

FISCAL YEAR 2002
         Quarter ended December 31, 2002                               $2.00            $1.03
         Quarter ended September 30, 2002                              $2.59            $1.55
         Quarter ended June 30, 2002                                   $2.77            $1.40
         Quarter ended March 31, 2002                                  $1.78            $1.00

FISCAL YEAR 2001
         Quarter ended December 31, 2001                               $1.24            $0.92
         Quarter ended September 30, 2001                              $1.25            $0.91
         Quarter ended June 30, 2001                                   $1.38            $0.90
         Quarter ended March 31, 2001                                  $1.32            $0.87

         As of July 23, 2003, the last reported sales price during regular trading hours of our common stock, as reported by AMEX was $1.34 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR EXERCISE PRICE AND WARRANTS.

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW WARRANTS.

         Consideration.

         If we receive and accept tenders from eligible persons of Exercise Prices and all Warrants eligible to be tendered, subject to the terms and conditions of this Offer, we will issue 1,602,860 shares of common stock and grant New Warrants to purchase a total of 1,602,860 shares of common stock. The 1,602,860 shares issued pursuant to this Offer would constitute approximately 7.6% of our outstanding common stock as of June 30, 2003. The shares issuable upon exercise of the New Warrants would equal approximately an additional 7.1% of the total shares of our common stock outstanding as of June 30, 2003.

         Terms and Description of New Warrants.

         A new warrant certificate representing the New Warrants will be issued by Canyon to each Warrant holder who has tendered the Exercise Price in the Offer. A form of the new warrant certificate is being delivered to you along with this Offer to Exchange. You should read carefully this form of warrant certificate for the New Warrants before you decide to participate in the Offer. The warrant certificate provides that the exercise price of the New Warrants will be $1.67 per share and that the exercise period of the New Warrants will expire on September 30, 2004. All other terms and conditions of the New Warrants will be identical to those of the exchanged Warrants, except that (i) Canyon, in its sole discretion, will be permitted to reduce the exercise price of such New Warrants at any time and for such periods of time as Canyon deems advisable, and
(ii) the common shares obtainable upon exercise of the New Warrants will not be registered as described above in Section 2. Section 5 of the warrant certificates for the New Warrants contains provisions for the adjustment of the exercise price and the number of common shares purchasable upon exercise of the New Warrants in the event of stock splits, stock combinations and certain other events.

10.      INFORMATION CONCERNING CANYON RESOURCES CORPORATION.

         Canyon Resources Corporation is a Colorado-based company organized in 1979 to explore, acquire, develop, and mine precious metal and other mineral properties. We are involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining projects.

         Our gold production operation is located in California and we have projects in Montana as well as in Latin America. Our exploration and development efforts have emphasized precious metals (gold and silver). After we identify and acquire mineral properties, we evaluate the properties by geologic mapping, rock sampling, and geochemical analyses. Properties we believe have favorable geologic conditions usually warrant further exploration. In almost all cases, we require exploration drilling to test the mineral potential of a property.

         Our staff and consultants further evaluate properties with a demonstrated inventory of mineralized rock. We conduct various studies including calculation of tonnage and grade, metallurgical testing, development of a mine plan, environmental baseline studies and economic feasibility studies. If economics of a project are favorable, we develop a plan of operations and submit the plan to the required governmental agencies for their review. We and the appropriate government authorities generally require vigorous environmental reviews prior to issuance of permits for the construction of a mining operation.

         We conduct a portion of our mineral exploration through joint ventures with other mining companies. We have also independently financed the acquisition of mineral properties and conducted exploration and drilling programs and implemented mine development and production from mineral properties in the western United States. In addition, we have financed and conducted exploration programs in Latin American and Africa.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE WARRANTS AND COMMON STOCK.

         To the best of our knowledge, neither we, nor any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving Warrants to purchase our common stock or in transactions involving our common stock, during the past 60 days before and including July 9, 2003, except that on June 12, 2003, we granted options under our Non-Qualified Stock Option Plan, to our outside directors (Leland O. Erdahl, David K. Fagin, Richard F. Mauro and Ronald D. Parker) to purchase 40,000 shares (10,000 shares each) of our common stock at an exercise price of $1.38 per share.

         Directors and executive officers are eligible to participate in our Non-Qualified Stock Option Plan. Executive officers are eligible to participate in our Incentive Stock Option Plan. The Non-Qualified Stock Option Plan and our Incentive Stock Option Plan have been filed with the Securities and Exchange Commission as exhibits to our Schedule TO described in Section 17 and are available on the SEC's internet site at http://www.sec.gov.

12.      STATUS OF WARRANTS ACQUIRED BY US IN THE OFFER.

         Warrants we acquire through the Offer will be cancelled. The common shares issued under this Offer will be deemed issued upon exercise of such Warrants and Canyon will reserve for issuance such number of shares as are necessary to cover the exercise of the New Warrants.

13.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of the Exercise Price and Warrants and issuance of common stock and New Warrants as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our common stock or New Warrants as contemplated herein. Should any such approval or other action be required, we intend to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept tendered Exercise Prices and Warrants for exchange and to issue common stock and New Warrants for tendered Exercise Prices and Warrants is subject to the conditions described in Section 7 of this Offer.

14.      MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U. S. federal income tax consequences of the exchange of Exercise Prices and Warrants pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possible on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Warrant holders.

         Warrant holders who exchange an Exercise Price and outstanding Warrants for common shares and New Warrants should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE STRONGLY ADVISE ALL WARRANT HOLDERS CONSIDERING EXCHANGING THEIR EXERCISE PRICE AND WARRANTS TO MEET WITH THEIR OWN LEGAL, FINANCIAL AND TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER DEPEND ON YOUR INDIVIDUAL TAX CIRCUMSTANCES.

15.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, if any event listed Section 7 of this Offer has occurred or is deemed by us in our reasonable judgment to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any Exercise Price and Warrants by giving oral or written notice of such extension to the Warrant holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance of any Exercise Price and Warrants tendered for exchange and the cancellation of any Warrants tendered for exchange, if any event listed in
Section 7 of this Offer has occurred or is deemed by us to have occurred in our reasonable judgment, by giving oral or written notice of such termination or postponement to you. Our reservation of the right to delay our acceptance of Exercise Price and Warrants and cancellation of Warrants tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Exercise Price and Warrants tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our reasonable judgment, if any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to Warrant holders or by decreasing or increasing the Exercise Price of the number of Warrants being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by communicating the amendment in writing to all eligible participants. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Mountain Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made through the Offer will be disseminated promptly to Warrant holders in a manner reasonably designated to inform Warrant holders of the change.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will inform you in writing of these actions:

                      - we increase or decrease the Exercise Price or the amount of consideration offered for the Warrants, or

                      - we increase or decrease the number of Warrants eligible to be tendered in the Offer.

         If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of any increase or decrease of the kind described above is first published, sent or given in the manner specified in this Section 15, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U. S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Exercise Prices and Warrants pursuant to this Offer.

17.      ADDITIONAL INFORMATION.

         This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Warrants:

         1. Canyon's annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on April 16, 2003, and an amendment on Form 10-K/A filed on May 28, 2003.

         2. Canyon's quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2003, filed with the SEC on May 15, 2003.

         3. Canyon's definitive proxy statement on Schedule 14A for our 2003 annual meeting of stockholders, filed with the SEC on April 30, 2003.

         4. Canyon's Common Stock Prospectus, dated July 9, 2003, filed as a part of its Registration Statement, as amended, on Form S-3 (File No. 333-89412) originally filed with the Securities and Exchange Commission on May 28, 2002.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.                 500 West Madison Street
         Room 1024                              Suite 1400
         Washington, D.C.   20549               Chicago, IL   60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's internet sites at http://www.sec.gov.

         Our common stock is quoted on the American Stock Exchange under the symbol "CAU" and our SEC filings can be read at the following American Stock Exchange address:

                             American Stock Exchange
                             86 Trinity Place
                             New York, New York

         Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us or telephoning the individual listed in Section 4.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

         The information contained in this Offer about Canyon should be read together with the information contained in the documents to which we have referred you, in making your decisions as to whether or not to participate in this Offer.

18.      FINANCIAL INFORMATION.

         Please review our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, the Proxy Statement for our 2003 Annual Meeting and the Prospectus for our common stock dated July 9, 2003, all of which are being delivered to eligible persons with this Offer for important financial and other information about us. Also, see "Additional Information" in Section 17 of this Offer for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         SUMMARY CONSOLIDATED FINANCIAL INFORMATION. The following summary consolidated financial information for our fiscal years 2002 and 2001 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2002. This information should be read in conjunction with and is qualified in its entirety by reference to such audited statements and the related notes thereto. The summary consolidated financial information for the three months ended March 31, 2003 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2003. This information should be read in conjunction with and is qualified in its entirety by reference to such unaudited financial statements and the related notes thereto.

                                                                Year Ended December 31
                                                              --------------------------            Three Months Ended
                                                              2002                  2001              March 31, 2003
                                                              ----                  ----            ------------------
Balance Sheet Data:
   Current assets                                           $10,590,700           $11,532,800            $10,891,700
   Noncurrent assets                                        $26,435,200           $33,734,700            $27,027,000
   Current liabilities                                      $ 6,607,900           $ 8,616,500            $ 3,760,300
   Noncurrent liabilities                                   $ 3,922,600           $ 6,492,400            $ 7,542,400
   Stockholders' equity                                     $26,495,400           $30,158,600            $26,616,000
   Book value per share                                           $1.41                 $1.85                  $1.27

Income Statement Data:
   Gross revenue                                            $17,377,100           $28,126,000            $ 3,862,600
   Gross profit                                             $ 1,914,800           $ 4,807,000            $   234,400
   Loss before cumulative effect of change
      in accounting principle                              ($ 5,373,500)         ($ 7,446,200)          ($ 1,872,300)
   Net loss                                                ($ 5,373,500)         ($ 7,446,200)          ($ 1,884,000)
   Basic and diluted loss per share                        ($      0.29)         ($      0.54)          ($      0.09)

Other Data:
   Ratio of earnings to fixed changes (1)                  ($ 5,353,500)         ($ 7,476,300)          ($ 1,884,000)


    (1) As we have recorded net losses for the periods presented, the data represents the dollar amount of the deficiencies.

         SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION. The following pro forma financial information gives effect to the exchange of Exercise Price and Warrants for common shares and New Warrants pursuant to the Offer, based on the assumptions described in the notes below. This pro forma information may not be indicative of the results that would have been obtained or results that may be obtained in the future, or the financial condition that would have resulted if the exchange of Exercise Price and Warrants for common shares and New Warrants pursuant to the Offer had been completed at the date indicated.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                  March 31, 2003
                                                         --------------------------------------------------------------
                                                                                    Pro Forma
ASSETS                                                   As Reported               Adjustments              Pro Forma
                                                         -----------               -----------             ------------
Cash and cash equivalents                                $ 1,559,200                $2,163,900(1)          $  3,723,100
Other current assets                                       9,332,500                         -                9,332,500
                                                         -----------                ----------             ------------
   Total current assets                                   10,891,700                 2,163,900               13,055,600
Other noncurrent assets                                   27,027,000                         -               27,027,000
                                                         -----------                ----------             ------------

   Total Assets                                          $37,918,700                $2,163,900             $ 40,082,600
                                                         ===========                ==========             ============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Total liabilities                                     $11,302,700                $        -             $ 11,302,700
                                                         -----------                ----------             ------------

Common stock                                                 210,100                    16,000(1)               226,100
Capital in excess of par value                           104,940,500                 2,147,900(1)           107,088,400
Deficit                                                  (78,534,600)                        -              (78,534,600)
                                                         -----------                ----------             ------------
   Total Stockholders' Equity                             26,616,000                 2,163,900               28,779,900
                                                         -----------                ----------             ------------

   Total Liabilities and
        Stockholders' Equity                             $37,918,700                $2,163,900             $ 40,082,600
                                                         ===========                ==========             ============

Book value per share                                           $1.27                                              $1.27
                                                               =====                                              =====

Shares used in computing book  value per share            21,011,820                 1,602,860               22,614,680
                                                          ==========                 =========               ==========


             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                                       Three Months Ended March 31, 2003                    Year Ended December 31, 2002
                                ----------------------------------------------    -----------------------------------------------
                                                 Pro Forma                                         Pro Forma
                                As Reported     Adjustments        Pro Forma      As Reported     Adjustments         Pro Forma
                                ------------    ------------      ------------    -----------     ------------       ------------
Revenue                         $  3,862,600              --      $  3,862,600    $ 17,377,100              --       $ 17,377,100
Operating expenses                 6,307,900              --         6,307,900      22,640,800              --         22,640,800
                                ------------    ------------      ------------    ------------    ------------       ------------

Operating loss                    (2,445,300)             --        (2,445,300)     (5,263,700)             --         (5,263,700)

Other income (expense)               573,000           5,400(2)        578,400        (109,800)         38,300(2)         (71,500)
                                ------------    ------------      ------------    ------------    ------------       ------------

Loss before cumulative
   effect of change in
   accounting principle           (1,872,300)          5,400        (1,866,900)     (5,373,500)         38,300         (5,335,200)

Cumulative effect of change
  in accounting principle            (11,700)             --                --              --              --                 --
                                ------------    ------------      ------------    ------------    ------------       ------------

Net loss                        ($ 1,884,000)   $      5,400      ($ 1,866,900)   ($ 5,373,500)   $     38,300       ($ 5,335,200
                                ============    ============      ============    ============    ============       ============

Basic and diluted net
   loss per share               ($      0.09)   $         --      ($      0.09)   ($      0.29)   $       0.03       ($      0.26)
                                ============    ============      ============    ============    ============       ============

Shares used in computing
   basic & diluted loss
   per share                      20,300,500       1,602,900        21,903,400      18,854,500       1,602,900         20,457,400
                                ============    ============      ============    ============    ============       ============

Ratio of earnings to
  fixed charges (*)             ($ 1,884,000)   $      5,400      ($ 1,878,600)   ($ 5,353,500)   $     38,300       ($ 5,315,200)
                                ============    ============      ============    ============    ============       ============

(*) As net losses have been recorded, the data represents the dollar amount of the deficiencies.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The unaudited pro forma financial information is based on our historical financial information. Pro forma balance sheet information assumes the Offer had taken place as of March 31, 2003. Pro forma statements of operations information assumes the Offer had taken place as of January 1, 2003 with respect to the three months ended March 31, 2003 and as of January 1, 2002 with respect to the year ended December 31, 2002. The unaudited pro forma financial information is based on certain assumptions and estimates and, therefore, does not purport to be indicative of results that actually would have been achieved.

         (1) Reflects the exercise of Warrants to purchase 1,602,860 shares of common stock at $1.35 per share.

         (2) Interest income resulting from receipt of the Exercise Price of the Warrants. The assumed yields for purposes of calculating interest income was 1.0% for the three months ended March 31, 2003 and 1.77% for the year ended December 31, 2002, which represents the actual yields realized by us during the respective periods.

19.      MISCELLANEOUS.

         This Offer and our SEC reports referred to above include "forward-looking statements." When used in this Offer, the words "anticipate," "believe," "estimate," "expect," "intend," and "plan" as they relate to Canyon or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our business or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited, to the Risk Factors set forth in our Prospectus dated July 9, 2003.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, rule, regulation or policy, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Warrant holders residing in such jurisdiction.

                                   Schedule A

         INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF
                          CANYON RESOURCES CORPORATION


         The Executive officers and directors of Canyon Resources Corporation and their positions as of July 9, 2003 are set forth in the following table:

                  Name                                       Position
                  ----                                       --------
         Richard H. De Voto*                President, Chairman, CEO, Director
         Gary C. Huber     *                Vice President, Secretary, Director
         Richard T. Phillips*               Treasurer
         Leland O. Erdahl                   Director
         David K. Fagin                     Director
         Richard F. Mauro                   Director
         Ronald D. Parker                   Director

         *   Corporate officer

         The address of each executive officer and director is: Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401.

         None of the directors or executive officers listed on this Schedule A are eligible to participate in this Offer.






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